Exhibit 99.1

ASB Bancorp, Inc. Reports Financial Results For The Second Quarter And Six Months Ended June 30, 2016

ASHEVILLE, N.C., July 29, 2016 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its unaudited preliminary operating results for the three- and six-month periods ended June 30, 2016. The Company reported net income of $1.7 million, or $0.45 per diluted common share, for the quarter ended June 30, 2016 compared to net income of $865,000, or $0.21 per diluted common share, for the same quarter of 2015. For the six months ended June 30, 2016, the Company reported net income of $2.8 million compared to net income of $1.5 million for the same period of 2015 or an increase of 89.4%. For the year-to-date periods, net income per share increased to $0.75 per diluted common share for the six months ended June 30, 2016 from $0.37 per diluted common share for the six months ended June 30, 2015.

Suzanne S. DeFerie, President and Chief Executive Officer, commented: "We are pleased with our financial results this quarter. The solid momentum we established in the first quarter continued through the first six months of the year. For the second quarter we grew net income by 96.1% over the same period last year as we experienced further growth in core deposits and total loans, expanded net interest margin, and improved asset quality. Increased net interest and noninterest income coupled with lower noninterest expenses, drove our efficiency ratio this quarter to approximately 72.5%, slightly below our 73% near-term target."

"We are confident that the strong economic and demographic trends in our markets will enable our momentum to continue through the remainder of 2016. We intend to continue our tight focus on controlling expenses and driving efficiency throughout the organization. We have continued to progress toward long-term target returns of 8.1% to 9.0% on average equity and 1.0% to 1.1% on average assets. We believe this progress and our recently completed share buyback program will drive increased shareholder value."

2016 Second Quarter Highlights

  Net income for the second quarter of 2016 increased 96.1% to $1.7 million, or $0.45 per diluted common share, from $865,000, or $0.21 per diluted common share, for the second quarter of 2015.
  Excluding net gains realized from the sale of investment securities, net of income taxes, core earnings for the second quarter of 2016 increased 73.7% to $1.2 million, or $0.33 per diluted common share, from $775,000, or $0.19 per diluted common share, for the second quarter of 2015.
  Net interest income increased 9.1% to $5.9 million for the three months ended June 30, 2016 from $5.4 million for the three months ended June 30, 2015. The net interest margin improved to 3.20% for the second quarter of 2016 compared to 2.96% for the same quarter of 2015.
  Interest income from loans increased 8.1% in the second quarter of 2016 compared to the second quarter of 2015, which primarily reflected a $50.6 million increase in average loan balances when comparing the two quarters.
  Interest expense was $854,000 for the second quarter of 2016 compared to $880,000 for the same quarter of 2015, a decrease of 3.0%, due to lower volumes of time deposits.
  Provisions for loan losses were $104,000 in the second quarter of 2016 compared to $65,000 in the second quarter of 2015. The allowance for loan losses was 1.09% of total loans at June 30, 2016 and at December 31, 2015, and the allowance coverage of nonperforming loans was 265.3% at June 30, 2016 compared to 246.8% at December 31, 2015.
  Loan balances increased $10.4 million, or 1.7%, to $606.2 million from March 31, 2016. Loans increased $30.1 million, or 5.2%, since December 31, 2015 and increased $53.2 million since June 30, 2015 as new loan originations exceeded loan repayments, prepayments and foreclosures.
  Noninterest income increased 25.8% to $2.5 million for the second quarter of 2016 from $2.0 million for the second quarter of 2015, primarily due to an increase in gains realized from the sale of investment securities and an increase in deposit and other service charge income, partially offset by decreases in mortgage banking income and loan fees.
  Noninterest expenses decreased 6.2% to $5.6 million for the second quarter of 2016 from $6.0 million for the second quarter of 2015, primarily due to decreases in loan and mortgage related expenses and cost controls.
  Delinquent and nonperforming loans were 0.40% and 0.41%, respectively, of total loans at June 30, 2016 compared to 0.49% and 0.44%, respectively, of total loans at December 31, 2015.
  Nonperforming assets, including foreclosed properties, were 0.90% of total assets at June 30, 2016 compared to 1.05% of total assets at December 31, 2015 and 1.57% of total assets at June 30, 2015.
  Core deposits, which exclude certificates of deposit, increased $9.8 million, or 2.0%, since December 31, 2015 and $31.8 million, or 6.7%, since June 30, 2015. Noninterest-bearing deposits increased $14.2 million, or 12.5%, and commercial non-maturity deposits increased $11.9 million, or 8.1%, since December 31, 2015.
  Book value per common share increased to $23.80 at June 30, 2016 from $22.50 at December 31, 2015 and $21.96 at June 30, 2015.
  Capital remained strong with consolidated regulatory capital ratios of 16.41% common equity tier 1 capital, 12.43% tier 1 leverage capital, 16.41% tier 1 risk-based capital and 17.50% total risk-based capital.
  On July 1, 2016, the Company announced a program to repurchase up to 200,000 shares of its common stock. On July 11, 2016, the repurchase program was completed under Rule 10b5-1 at an average purchase price of $24.62 per share.

Income Statement Analysis

Net Interest Income. Net interest income increased by $492,000, or 9.1%, to $5.9 million for the three months ended June 30, 2016 compared to $5.4 million for the three months ended June 30, 2015. Total interest and dividend income increased $466,000, or 7.4%, to $6.8 million for the three months ended June 30, 2016 from $6.3 million for the three months ended June 30, 2015, primarily as a result of an increase of $50.6 million in average loan balances, partially offset by a 3 basis point decrease in the average yield on loans. Interest on investment securities increased $3,000, attributable to a 32 basis point increase in the average yield earned on the investment portfolio, which was partially offset by a $15.4 million decrease in the average balance of investment securities. Interest expense decreased $26,000, or 3.0%, to $854,000 for the three months ended June 30, 2016 from $880,000 for the three months ended June 30, 2015, primarily due to a $21.3 million decrease in the average balances of certificates of deposit. When comparing these same three-month periods, average noninterest-bearing deposits grew $10.9 million, or 10.1%, which contributed to minimizing deposit interest expense while deposit funding grew.

Net interest income increased by $1.0 million, or 9.6%, to $11.7 million for the six months ended June 30, 2016 compared to $10.7 million for the six months ended June 30, 2015. Interest income on loans increased $958,000, primarily resulting from a $54.4 million increase in average loan balances, partially offset by a 6 basis point decrease in the average yield on loans. Interest on investment securities increased $23,000, attributable to a 33 basis point increase in the average yield earned on the investment portfolio, which was partially offset by a $13.7 million decrease in the average balance of investment securities to fund loan growth and repurchases of Company common stock under the Company's repurchase program as discussed herein. Interest expense decreased $43,000, or 2.5%, for the six months ended June 30, 2016 compared to the six months ended June 30, 2015. The lower interest expense was primarily attributable to the $21.6 million lower average balances of certificates of deposit, as well as an average rate reduction of 2 basis points on total interest-bearing deposits. The decrease in average balances of certificates of deposit was partially offset by higher average balances of NOW, money market and savings accounts. For the same comparable six-month periods, average noninterest-bearing deposits grew $14.9 million, or 14.7%, which contributed to the reduction of deposit interest expense while deposit funding grew.

Noninterest Income. Noninterest income increased $508,000, or 25.8%, to $2.5 million for the three months ended June 30, 2016 from $2.0 million for the three months ended June 30, 2015. Factors that contributed to the increase in noninterest income during the 2016 period included increases of $573,000 in net gains from the sale of investment securities and $116,000 in deposit and other service charge income, which were partially offset by decreases of $102,000 in mortgage banking income and $76,000 in loan fees. Increased income on deposit and other fees primarily related to retail checking accounts. The decrease in mortgage banking income was attributable to lower volumes of residential mortgage loans originated and sold during the 2016 period.

Noninterest income increased $947,000, or 26.5%, to $4.5 million for the six months ended June 30, 2016 from $3.6 million for the six months ended June 30, 2015. Factors that contributed to the increase in noninterest income during the 2016 period included increases of $973,000 in net gains from the sale of investment securities and $196,000 in deposit and other service charge income, which were partially offset by decreases of $144,000 in mortgage banking income, $71,000 in loan fees and $21,000 in income from an investment in a Small Business Investment Company. Increased income on deposit and other fees primarily related to retail checking accounts. The decrease in mortgage banking income was attributable to lower volumes of residential mortgage loans originated and sold during the 2016 period.

Noninterest Expenses. Noninterest expenses decreased $373,000, or 6.2%, to $5.6 million for the three months ended June 30, 2016 from $6.0 million for the three months ended June 30, 2015. The decrease for the second quarter of 2016 was primarily due to decreases of $75,000 in loan expenses, $73,000 in mortgage software expenses, $73,000 in compensation and employee benefits and $53,000 in professional and outside services. The decrease in compensation and employee benefits was primarily attributable to lower deferred compensation expenses related to deferred loan fees.

Noninterest expenses decreased $384,000, or 3.3%, to $11.4 million for the six months ended June 30, 2016 from $11.8 million for the six months ended June 30, 2015. The lower 2016 noninterest expenses primarily reflected decreases of $150,000 in loan expenses, $104,000 in salaries and employee benefits, $84,000 in mortgage software expenses, $46,000 in federal deposit insurance premiums and $40,000 in occupancy expenses, which were partially offset by increases of $115,000 in data processing fees and $67,000 in professional and outside services primarily due to revenue enhancement consulting fees.

Balance Sheet Review

Assets. Total assets increased $22.7 million, or 2.9%, to $805.6 million at June 30, 2016 from $782.9 million at December 31, 2015. Cash and cash equivalents increased $18.2 million, or 54.4%, to $51.6 million at June 30, 2016 from $33.4 million at December 31, 2015, primarily attributable to the sale of investment securities. Investment securities decreased $30.5 million, or 21.6%, to $110.9 million at June 30, 2016 from $141.4 million at December 31, 2015, primarily due to the sale of investment securities to fund loan growth and repurchases of Company common stock under the Company's repurchase program announced on July 1, 2016 and discussed herein. Loans receivable, net of deferred fees, increased $30.1 million, or 5.2%, to $606.2 million at June 30, 2016 from $576.1 million at December 31, 2015 as new loan originations, primarily commercial real estate loan originations, exceeded loan repayments, prepayments and foreclosures. The increase in other assets was primarily attributable to a $10.0 million investment in general account bank owned life insurance during the second quarter of 2016.

Liabilities. Total deposits increased $9.8 million, or 1.6%, to $640.7 million at June 30, 2016 from $630.9 million at December 31, 2015. During the six months ended June 30, 2016, we continued our focus on core deposit growth, from which we exclude certificates of deposit. Core deposits increased $9.8 million, or 2.0%, to $505.4 million at June 30, 2016 from $495.6 million at December 31, 2015.

Commercial checking and money market accounts increased $11.9 million, or 8.1%, to $158.9 million at June 30, 2016 from $147.0 million at December 31, 2015, reflecting expanded sources of lower cost funding. Our efforts to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects our commitment to establishing diversified relationships with business clients.

Certificates of deposit decreased slightly to $135.2 million at June 30, 2016 from $135.3 million at December 31, 2015 as we continued our focus on core deposit growth in addition to increasing longer term brokered deposits by $6.0 million since December 31, 2015. Accounts payable and other liabilities increased $1.2 million, or 9.5%, to $13.1 million at June 30, 2016 from $11.9 million at December 31, 2015. The increase in accounts payable and other liabilities at June 30, 2016 was primarily attributable to increases in escrowed payments from mortgage borrowers and pension plan liabilities that were partially offset by a decrease in payroll accruals.

Asset Quality

Provision for Loan Losses. The provision for loan losses was $104,000 for the three months ended June 30, 2016 compared to $65,000 for the three months ended June 30, 2015. The increase in the provision for loan losses for the second quarter of 2016 was primarily due to growth in loan volume. The allowance for loan losses totaled $6.6 million, or 1.09% of total loans, at June 30, 2016 compared to $6.3 million, or 1.09% of total loans, at December 31, 2015. We charged off $260,000 in loans during the three months ended June 30, 2016 compared to $137,000 during the three months ended June 30, 2015.

The Company recorded a provision for loan losses in the amount of $503,000 for the six months ended June 30, 2016 compared to $259,000 for the six months ended June 30, 2015. The Company charged off $268,000 in loans for the first six months of 2016 compared to $389,000 for the first six months of 2015. The increase in the six-month provision for loan losses was primarily due to growth in loan volume.

Nonperforming Assets. Nonperforming assets totaled $7.3 million, or 0.90% of total assets, at June 30, 2016 compared to $8.2 million, or 1.05% of total assets, at December 31, 2015. Nonperforming assets included $2.5 million in nonperforming loans and $4.8 million in foreclosed real estate at June 30, 2016 compared to $2.5 million and $5.6 million, respectively, at December 31, 2015.

Nonperforming loans decreased $67,000 and were $2.5 million, or 0.41% of total loans, at June 30, 2016 compared to $2.5 million, or 0.44% of total loans, at December 31, 2015. Commercial mortgage and industrial nonperforming loans decreased $445,000 for the first six months of 2016. The decreases were partially offset by an increase of $358,000 in residential and revolving nonperforming loans. Performing troubled debt restructurings ("TDRs") decreased $81,000, or 1.8%, when comparing the same periods. Total performing TDRs and nonperforming assets decreased $1.0 million, or 7.9%, to $11.7 million, or 1.46% of total assets, at June 30, 2016 from $12.7 million, or 1.63% of total assets, at December 31, 2015.

At June 30, 2016, nonperforming loans included five residential mortgage loans that totaled $1.7 million, two commercial mortgage loans that totaled $387,000, one construction and land development loan in the amount of $6,000, four commercial and industrial loans that totaled $207,000 and two revolving home equity loans that totaled $181,000. As of June 30, 2016, the nonperforming loans had specific reserves totaling $94,000. TDRs were $5.0 million at June 30, 2016 and $5.5 million at December 31, 2015. There were no additions to TDRs during the six months ended June 30, 2016. At June 30, 2016, $536,000 of the $5.0 million of TDRs were not performing.

Foreclosed real estate at June 30, 2016 included seven properties with a total recorded amount of $4.8 million compared to six properties with a total recorded amount of $5.6 million at December 31, 2015. During the six months ended June 30, 2016, one new property was added to foreclosed real estate in the amount of $5,000, while the Bank sold four of its residential lots in a mixed-use lot subdivision for net proceeds of $139,000 and one unit in a mixed-use condominium for net proceeds of $701,000. The Bank recorded $18,000 in additional loss provisions on foreclosed real estate during the first six months of 2016, and there were no capital additions during the period.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in Western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units and one office unit. During 2015, the Bank sold one retail unit and two office units. During the six months ended June 30, 2016, the Bank sold one retail unit. As of June 30, 2016, the adjusted recorded amount was $3.3 million for the remaining six retail units and five office units.

Other Developments

In April 2016, the Bank decided to settle its qualified pension plan liability for all remaining participants effective July 1, 2016. The settlement is expected to be recognized in the fourth quarter of 2016 when participants receive annuities or lump sum payments of their accrued benefit balances. A preliminary estimate of the one-time settlement charge is in the range of $8.7 million to $9.5 million before income taxes, or $5.5 million to $6.0 million after income taxes, of which $8.0 million before income taxes, or $5.1 million after income taxes, was recognized as a reduction of tangible common shareholders' equity in the form of accumulated other comprehensive loss as of December 31, 2015. A preliminary estimate of the range of earnings per share dilution is $1.49 to $1.62 per share, while a preliminary estimate of the range of common equity book value dilution is $0.12 to $0.24 per share. For periods following the settlement in the fourth quarter of 2016, the Bank estimates annual periodic expense savings of approximately $810,000 before income taxes, or $513,000 after income taxes, or $0.14 per share.

Share Repurchases

On July 14, 2016, the Company issued a news release announcing that the Company completed its repurchase of 200,000 shares of its outstanding common stock under the repurchase program previously announced on July 1, 2016. The Company's Board of Directors approved a stock repurchase program whereby the Company could repurchase up to 200,000 shares of its outstanding common stock. Under a Rule 10b5-1 repurchase plan, the share repurchases totaling 200,000 shares were completed on July 11, 2016 at an average purchase price of $24.62 per share. Following the completion of the repurchase, the Company had 3,787,322 shares outstanding.

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina and a loan production office in Mecklenburg County. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2015 #1 Best Bank Overall, #1 Best Bank for Small Business Services and #1 Best Bank for Mortgages by the readers of the Mountain Xpress newspaper in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections, performance and growth targets and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential," and are subject to the protections of the safe harbors created by such acts.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

	June 30,	December 31,
(Dollars in thousands)	2016	2015 (1)	% Change

Total assets	$ 805,568	$ 782,853	2.9%
Cash and cash equivalents	51,561	33,401	54.4%
Investment securities	110,869	141,364	-21.6%
Loans receivable, net of deferred fees	606,212	576,087	5.2%
Allowance for loan losses	(6,583)	(6,289)	-4.7%
Deposits	640,685	630,904	1.6%
Core deposits (2)	505,438	495,628	2.0%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	13,070	11,940	9.5%
Total equity	94,907	89,682	5.8%

(1) Derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data

(Dollars in thousands,	Three Months Ended			Six Months Ended
except per share data)	June 30,			June 30,
	2016	2015	% Change	2016	2015	% Change

Interest and
dividend income	$ 6,755	$ 6,289	7.4%	$ 13,432	$ 12,443	7.9%
Interest expense	854	880	-3.0%	1,698	1,741	-2.5%
Net interest income	5,901	5,409	9.1%	11,734	10,702	9.6%
Provision for
loan losses	104	65	60.0%	503	259	94.2%
Net interest income
after provision for
loan losses	5,797	5,344	8.5%	11,231	10,443	7.5%
Noninterest income	2,476	1,968	25.8%	4,525	3,578	26.5%
Noninterest expenses	5,637	6,010	-6.2%	11,398	11,782	-3.3%
Income before
income tax
provision	2,636	1,302	102.5%	4,358	2,239	94.6%
Income tax
provision	940	437	115.1%	1,541	752	104.9%
Net income	$ 1,696	$ 865	96.1%	$ 2,817	$ 1,487	89.4%

Net income per
common share:
Basic	$ 0.47	$ 0.22	113.6%	$ 0.78	$ 0.38	105.3%
Diluted	$ 0.45	$ 0.21	114.3%	$ 0.75	$ 0.37	102.7%
Average shares outstanding:
Basic	3,602,449	3,923,199	-8.2%	3,590,407	3,911,375	-8.2%
Diluted	3,742,458	4,013,332	-6.7%	3,731,316	3,995,090	-6.6%
Ending shares outstanding	3,987,322	4,378,411	-8.9%	3,987,322	4,378,411	-8.9%

Selected Average Balances and Yields/Costs

	For The Three Months Ended June 30,
	2016		2015
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 604,138	4.07%	$ 553,522	4.10%
Investment securities, including tax-exempt (1)	117,544	2.32%	132,935	2.00%
Other interest-earning assets	34,651	0.87%	59,923	0.46%
Total interest-earning assets (1)	756,333	3.65%	746,380	3.44%
Interest-bearing deposits	510,054	0.29%	512,270	0.31%
Federal Home Loan Bank advances	50,000	3.94%	50,000	3.93%
Total interest-bearing liabilities	561,685	0.61%	562,921	0.63%

Interest rate spread (1)		3.04%		2.81%
Net interest margin (1)		3.20%		2.96%

	For The Six Months Ended June 30,
	2016		2015
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 598,739	4.08%	$ 544,377	4.14%
Investment securities, including tax-exempt (1)	121,648	2.30%	135,325	1.97%
Other interest-earning assets	30,910	0.92%	56,097	0.48%
Total interest-earning assets (1)	751,297	3.66%	735,799	3.46%
Interest-bearing deposits	509,546	0.28%	509,185	0.30%
Federal Home Loan Bank advances	50,000	3.94%	50,000	3.93%
Total interest-bearing liabilities	560,721	0.61%	559,986	0.63%

Interest rate spread (1)		3.05%		2.83%
Net interest margin (1)		3.21%		2.99%

(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data

	Three Months Ended		Six Months Ended
Allowance for Loan Losses	June 30,		June 30,
(Dollars in thousands)	2016	2015	2016	2015

Allowance for loan losses, beginning of period	$ 6,722	$ 6,042	$ 6,289	$ 5,949
Provision for loan losses	104	65	503	259

Charge-offs	(260)	(137)	(268)	(389)
Recoveries	17	154	59	305
Net recoveries (charge-offs)	(243)	17	(209)	(84)

Allowance for loan losses, end of period	$ 6,583	$ 6,124	$ 6,583	$ 6,124

Allowance for loan losses as a percent of:
Total loans	1.09%	1.11%	1.09%	1.11%
Total nonperforming loans	265.34%	210.30%	265.34%	210.30%

Nonperforming Assets	June 30,	December 31,
(Dollars in thousands)	2016	2015 (1)	% Change

Nonperforming loans:
Nonaccruing loans (2)
Commercial:
Commercial construction and land development	$ 6	$ -	n/a
Commercial mortgage	387	818	-52.7%
Commercial and industrial	207	227	-8.8%
Total commercial	600	1,045	-42.6%
Non-commercial:
Residential mortgage	1,680	1,309	28.3%
Revolving mortgage	181	194	-6.7%
Consumer	20	-	n/a
Total non-commercial	1,881	1,503	25.1%
Total nonaccruing loans (2)	2,481	2,548	-2.6%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	2,481	2,548	-2.6%

Foreclosed real estate	4,793	5,646	-15.1%

Total nonperforming assets	7,274	8,194	-11.2%

Performing troubled debt restructurings (3)	4,471	4,552	-1.8%
Performing troubled debt restructurings and
total nonperforming assets	$ 11,745	$ 12,746	-7.9%

Nonperforming loans as a percent of total loans	0.41%	0.44%
Nonperforming assets as a percent of total assets	0.90%	1.05%
Performing troubled debt restructurings and
total nonperforming assets to total assets	1.46%	1.63%

(1) Derived from audited consolidated financial statements.
(2) Nonaccruing loans include nonaccruing troubled debt restructurings.
(3) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	June 30, 2016		December 31, 2015
(Dollars in thousands)	Number	Amount	Number	Amount

Commercial construction and land development	6	$ 4,106	5	$ 4,941
Residential mortgage	1	687	1	705
Total	7	$ 4,793	6	$ 5,646

Foreclosed Real Estate		Six Months Ended
(Dollars in thousands)		June 30, 2016

Beginning balance		$ 5,646
Transfers from loans		5
Loss provisions		(18)
Net proceeds from sales of foreclosed properties		(840)
Ending balance		$ 4,793

Selected Average Balances and Performance Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2016	2015	2016	2015

Selected Average Balances
Average total loans	$ 604,138	$ 553,522	$ 598,739	$ 544,377
Average total interest-earning assets	756,333	746,380	751,297	735,799
Average total assets (1)	787,603	782,122	782,373	771,536
Average total interest-bearing deposits	510,054	512,270	509,546	509,185
Average total deposits	629,467	620,762	626,049	610,743
Average total interest-bearing liabilities	561,685	562,921	560,721	559,986
Average total shareholders' equity	93,648	96,908	92,531	96,361

Selected Performance Ratios
Return on average assets (2)	0.87%	0.44%	0.72%	0.39%
Return on average equity (2)	7.28%	3.58%	6.12%	3.11%
Interest rate spread (2)(3)	3.04%	2.81%	3.05%	2.83%
Net interest margin (2)(4)	3.20%	2.96%	3.21%	2.99%
Noninterest expense to average assets (2)	2.88%	3.08%	2.93%	3.08%
Efficiency ratio (5)	72.46%	81.88%	74.35%	82.53%

(1)	Certain amounts for prior periods were reclassified to conform to the June 30, 2016 presentation.
The reclassifications had no effect on net income or equity as previously reported.
(2)	Ratios are annualized.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4)	Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(5)	Represents noninterest expenses divided by the sum of net interest income on a tax-equivalent basis using a 34% federal marginal tax rate and noninterest income excluding realized gains and losses on the sale of securities.

Quarterly Earnings Data

	Three Month Periods Ended
(Dollars in thousands,	June 30,	March 31,	December 31,	September 30,	June 30,
except per share data)	2016	2016	2015	2015	2015

Income Statement Data:
Interest and dividend income	$ 6,755	$ 6,677	$ 6,533	$ 6,459	$ 6,289
Interest expense	854	844	867	877	880
Net interest income	5,901	5,833	5,666	5,582	5,409
Provision for (recovery of) loan losses	104	399	(89)	191	65
Net interest income after provision for
(recovery of) loan losses	5,797	5,434	5,755	5,391	5,344
Noninterest income	2,476	2,049	1,847	2,084	1,968
Noninterest expenses	5,637	5,761	5,921	5,837	6,010
Income before income
tax provision	2,636	1,722	1,681	1,638	1,302
Income tax provision	940	601	735	496	437
Net income	$ 1,696	$ 1,121	$ 946	$ 1,142	$ 865

Data Per Common Share:
Net income per share – Basic	$ 0.47	$ 0.31	$ 0.25	$ 0.29	$ 0.22
Net income per share – Diluted	$ 0.45	$ 0.30	$ 0.24	$ 0.28	$ 0.21
Book value per share	$ 23.80	$ 23.10	$ 22.50	$ 22.41	$ 21.96
Weighted average shares outstanding:
Basic	3,602,449	3,578,367	3,769,438	3,947,445	3,923,199
Diluted	3,742,458	3,720,127	3,931,470	4,079,029	4,013,332
Ending shares outstanding	3,987,322	3,985,475	3,985,475	4,405,266	4,378,411

Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2016	2016	2015 (1)	2015	2015

Ending Balance Sheet Data:
Total assets (2)	$ 805,568	$ 783,523	$ 782,853	$ 797,386	$ 783,207
Cash and cash equivalents	51,561	37,091	33,401	55,765	52,990
Investment securities	110,869	122,374	141,364	138,459	138,712
Loans receivable, net of deferred fees	606,212	595,832	576,087	569,085	552,999
Allowance for loan losses	(6,583)	(6,722)	(6,289)	(6,297)	(6,124)
Deposits	640,685	628,415	630,904	635,083	623,963
Core deposits (3)	505,438	500,330	495,628	489,519	473,674
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	94,907	92,064	89,682	98,736	96,163

Regulatory Capital Ratios:
Common equity tier 1 capital	16.41%	16.65%	16.66%	18.33%	18.40%
Tier 1 leverage capital	12.43%	12.33%	11.87%	13.09%	13.02%
Tier 1 risk-based capital	16.41%	16.65%	16.66%	18.33%	18.40%
Total risk-based capital	17.50%	17.81%	17.77%	19.44%	19.49%

Asset Quality:
Nonperforming loans	$ 2,481	$ 2,362	$ 2,548	$ 2,815	$ 2,912
Nonperforming assets	7,274	7,959	8,194	11,686	12,293
Nonperforming loans to total loans	0.41%	0.40%	0.44%	0.49%	0.53%
Nonperforming assets to total assets	0.90%	1.02%	1.05%	1.47%	1.57%
Allowance for loan losses	$ 6,583	$ 6,722	$ 6,289	$ 6,297	$ 6,124
Allowance for loan losses to total loans	1.09%	1.13%	1.09%	1.11%	1.11%
Allowance for loan losses to
nonperforming loans	265.34%	284.59%	246.82%	223.69%	210.30%

(1)	Derived from audited consolidated financial statements.
(2)	Certain amounts for prior periods were reclassified to conform to the June 30, 2016 presentation. The reclassifications had no effect on net income or equity as previously reported.
(3)	Core deposits are defined as total deposits excluding certificates of deposit.

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